EXHIBIT 99.1

                        SALE AND PURCHASE AGREEMENT



THIS AGREEMENT is made this 10 day of April 1995


BETWEEN

     GLOBAL MARINE AUSTRALIA INC., a company organized and existing under the laws of the State of Delaware, United
     States of America, with its offices at 777 N. Eldridge Road,
     Houston, Texas (hereinafter referred to as "Seller");

               AND

     DUAL DRILLING COMPANY, a company organized and existing under the laws of Delaware and having its registered office at 5956 Sherry Lane, Suite 1500, Dallas, Texas, or its nominee (hereinafter referred to as "Buyer")


Seller and Buyer are sometimes referred to herein collectively as "Parties" and individually as "Party". This Agreement amends, restates and replaces that certain Sale and Purchase Agreement dated 15 February 1995 between the Parties.


                                WITNESSETH:


WHEREAS:

(A) Seller is the owner of the jackup drilling unit known as the GLOMAR MAIN PASS III, together with all her equipment, spare parts and inventory as described in Exhibit A attached hereto and made a part hereof and desires to sell the Rig to Buyer, and Buyer desires to purchase the Rig from Seller through the purchase of all of the outstanding stock of the corporation owning the Rig on the Closing Date, in accordance with the terms and conditions of this Agreement ("Agreement");

(B) The Rig is subject to a First Preferred Ship Mortgage dated 23 December 1992 and recorded in the Vessel Documentation Office of the U.S. Coast Guard in Houston, Texas on 23 December 1992 (hereinafter referred to as the "Mortgage") in favor of Wilmington Trust Company (hereinafter referred to as the "Mortgagee") as Trustee for certain beneficiaries named therein;

(C)  Buyer has entered into an agreement to sell DUAL RIG 97 (the
     "Rig 97 Agreement");

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


ARTICLE 1 - SALE

1.1 Seller agrees to form a wholly owned Delaware corporate subsidiary with the name "Seadrill 88, Inc." or such other name as is acceptable to Buyer (hereinafter referred to as the "Company") and to transfer the Glomar Main Pass III to the Company as a capital contribution on the Closing Date (as hereinafter defined), free and clear of all liens and encumbrances (except as may be imposed by MARAD) but specifically excluding any liens and encumbrances incurred on the Rig by virtue of its operation under the Bareboat Charter. Seller agrees to immediately thereafter sell, assign and transfer on the Closing Date, all of the issued and outstanding shares of capital stock in the Company (the "Shares") to Buyer and Buyer agrees to purchase the Shares, as hereinafter provided. Buyer agrees to reimburse Seller for all reasonable expenses incurred in forming the "Company".

1.2 The transfer of the Glomar Main Pass III to the Company shall include all of the Seller's right, title and interest in the Glomar Main Pass III in her entirety, with everything belonging to said Glomar Main Pass III, whether onboard, ashore or on order including all broached or unbroached provisions, stores, spare parts, spare equipment, rig site inventory, shore base spare parts, drawings and specifications, operating manuals and all other documents pertaining to said Glomar Main Pass III (herein called the "Rig").

1.3 Seller agrees to assign to the Company all of its respective right, title and interest in any drawings, records, manuals, plans, designs and other documents pertaining specifically to the Rig or relating to its construction, and warranties or guarantees relating to the Rig (if any) (hereinafter collectively referred to as "Other Property and Warranties"), such assignment to be effective upon the Closing Date hereof.

1.4 Seller agrees to deliver to Buyer on the Closing Date all of the corporate books of the Company together with resignations of all officers and directors of the Company.

1.5 Prior to the transfer of Shares, the Company will not conduct any operations or business of any kind or character.

ARTICLE 2 - PURCHASE PRICE

2.1 In consideration of the due performance of Article 1 above, Buyer shall pay to the Seller the sum of United States Dollars Twenty-Two Million Five Hundred Thousand and no/100 (U.S.$22,500,000.00) (hereinafter referred to as "Purchase Price") which payment shall be made in the manner set forth below and which shall be net of any withholding, sales or other taxes payable in India. The Purchase Price will be paid in exchange for delivery of a certificate or certificates representing the Shares duly endorsed for transfer or accompanied by appropriate stock powers duly executed and the prior transfer to the Company of the Rig.

2.2 As security for the correct fulfillment of the terms of this Agreement, Buyer shall within five (5) business days from the date of execution of this Agreement by Seller and Buyer, lodge a deposit of five percent (5%) of the Purchase Price into an interest bearing account at Nations Bank of Texas in Houston, Texas, in the joint names of the Seller and Buyer. Such bank shall hold the deposit in escrow on such terms as shall be consistent with the terms of this Agreement. Except as provided in Section 9.1, any interest earned shall accrue for the benefit of the Buyer. Any fee charged for holding such deposit in escrow shall be borne equally by the Seller and Buyer. At the time of payment of the balance of the Purchase Price pursuant to Section 2.3, the deposit, net of interest, shall be paid over to Seller to the account and in the manner set forth in said Section
     2.3 and such interest shall be paid over to Buyer. Should the conditions precedent set forth in Section 3.1 below not be lifted by close of business on 30 June 1995, either party may terminate this Agreement and the deposit shall immediately be released to Buyer. In such event, this Agreement shall be null and void and neither party shall have any further obligation or liability to the other hereunder.

2.3 The balance of the Purchase Price shall be paid by the Buyer on the Closing Date by wire transfer in immediately available funds to the following bank account or such other account as Seller may designate in writing at least five (5) working days prior to Closing Date:

               Nations Bank of Texas
               Dallas, Texas
               ABA No. 111000025
               For the Account of
               Global Marine Inc.
               Acct. No. 41402-43957
               Sale of Glomar Main Pass III


2.4  All payments under this Agreement shall be made in U.S.
     Dollars.


ARTICLE 3 - CONDITIONS PRECEDENT

3.1 The performance of Articles 1 and 2 above is subject to fulfillment of the following conditions precedent within the time stated herein:

     (a) The performance by the purchaser of DUAL RIG 97 under the Rig 97 Agreement. This condition is only valid due to non-performance by the purchaser of DUAL RIG 97. Buyer shall have the unilateral right, but not the obligation, to waive at any time prior to 30 June 1995 this 3.1(a) condition in the event the DUAL RIG 97 sale is not consummated.

     (b)  All regulatory approvals required (if any), which both
          Seller and Buyer shall expeditiously pursue.

     (c)  The approval by the Mortgagee.

3.2 Seller and Buyer shall each use all reasonable good faith efforts to procure the fulfillment of the conditions precedent under Article 3.1 above.

3.3 Buyer agrees to do all things required on its part to obtain MARAD approval, if required, including providing any information, making any certifications and complying with any requirements, restrictions, covenants or conditions imposed by MARAD in conjunction with such approval. Any delay in receiving MARAD's approval, unless such delay is caused by reasons within control of Sellers, shall not enable the Buyers to cancel this Agreement in accordance with Section 9.3.

ARTICLE 4 - CLOSING DATE

4.1 The transactions described in this Article 4 shall take place on a mutually agreeable date as soon after the closing on the Rig 97 Agreement as is reasonably possible but in any event no later than 30 June 1995 (hereinafter referred to as "Closing Date") at Houston, Texas.

4.2 Subject to the due performance of the other provisions of this Agreement, Seller and Buyer hereby agree that the following transactions shall be performed simultaneously on the Closing Date:

     (a) Buyer shall transfer the balance of the Purchase Price to Seller by wire transfer, and cooperate in the wire transfer of the deposit provided for under Section 2.2 above, to the bank account indicated in Section 2.3 above.

     (b) Seller shall deliver to Buyer the certificates representing the Shares, duly endorsed or accompanied by stock powers, as contemplated in Section 2.1, and Buyer shall sign and deliver to Seller a receipt in the form of Exhibit B.

     (c) Immediately prior to the transfer of the Shares to Buyer, Seller shall transfer title to the Rig to the Company by signing and delivering the Bill of Sale and the Company shall sign and deliver to Seller a Protocol of Delivery and Acceptance in the form of Exhibits C and D respectively attached to and made a part of this Agreement.

     (d) Seller shall hand over to Buyer original Powers of Attorney, duly notarized authorizing the signatory to sign the closing documents to bind the Seller;

     (e) Buyer shall hand over to Seller original Powers of Attorney, duly notarized authorizing the signatory to sign the closing documents to bind the Buyer;

     (f) Seller shall deliver to Buyer a certificate issued by the United States Coast Guard, dated no earlier than fifteen (15) days before the Closing Date, stating that the Rig is free and clear from all recorded encumbrances or liens, save for the endorsements of the First Mortgagee's interests;

     (g) Seller shall deliver to Buyer a copy of the Satisfaction and Discharge of Mortgage with respect to the mortgage on the Rig releasing and terminating all of such Mortgagee's interest in the Rig. The Satisfaction and Discharge of Mortgage shall have been duly executed by the Mortgagee, notarized and filed immediately upon the Closing Date, with the U.S. Coast Guard Vessel Documentation Office in Houston, Texas, for recordation in accordance with the laws of the United State of America;

     (h) On the Closing Date, Seller shall cause the Rig to be deleted from the roll of actively documented U.S. vessels. Upon receipt of such Letter of Deletion Seller shall promptly deliver same to the Buyer. Within a reasonable time after the Closing Date, Buyer shall change the name and the flag of the Rig and remove therefrom all insignias and logos and other reference to Seller.

     (i) At the time of transfer of the Shares, the existing Bareboat Charter Agreement dated 27 July 1988 between Seller and Buyer (hereinafter "Bareboat Charter") will terminate and all letters of credit issued thereunder shall be returned to Buyer.

     (j) Seller and the Company shall deliver a certificate to Buyer confirming the truth and accuracy of the representations and warranties set forth in Section
          8.1.

     (k) Buyer shall deliver a certificate to Seller confirming the truth and accuracy of the representations and warranties set forth in Section 8.2.


ARTICLE 5 - DELIVERY, RISK, TITLE, BUNKERS, STORES AND SPARES

5.1 Upon the delivery of the Shares to Buyer, all risk, rights, title and interest in the Rig shall be transferred to the Company. Until the delivery of the Shares the risk of damage to or loss of the Rig with everything belonging thereto shall remain under the terms of said Bareboat Charter.

5.2 Acquisition of the Rig by the Company is on an "as is, where is" basis, in international waters offshore India, on the Closing Date.

5.3 Seller is not required to replace spare parts which are taken out of spares and used as replacements prior to delivery.


ARTICLE 6 - LIABILITIES

6.1 Seller shall be responsible for and shall release, defend, indemnify and hold harmless the Buyer and the Company against all liability, expenses and costs (i) for any cause of action accrued prior to delivery of the Rig by Seller to Buyer under the terms of that certain Bareboat Charter Agreement dated 27 July 1988, (including by way of illustration and not by way of limitation, personal injury, property damage, contractual disputes, and claims by any governmental or regulatory body) arising solely out of or relating to Seller's business activities with respect to the operation or ownership of the Rig, or (ii) arising due to or in connection with any representation or warranty made or deemed made by Seller or the Company proving to have been false or misleading when made or deemed to have been made.

6.2 Buyer shall be responsible for and shall defend, indemnify and hold harmless the Seller against all liability, expenses and costs (i) for any cause of action accrued subsequent to delivery of the Rig by Seller to Buyer under the terms of said Bareboat Charter (including by way of illustration and not by way of limitation, personal injury, property damage, contractual disputes and claims by any governmental or regulatory body) arising solely out of or relating to Buyer's business activities with respect to the operation or ownership of the Rig, or (ii) arising due to or in connection with any representation or warranty made or deemed made by Buyer proving to have been false or misleading when made or deemed to have been made.

6.3 The Buyer and Company shall be responsible for and shall defend, indemnify and hold harmless the Seller against all liability, expenses and costs for any cause of action accrued subsequent to the Closing Date (including by way of illustration and not by way of limitation, personal injury, property damage, contractual disputes and claims by any governmental or regulatory body) arising solely out of or relating to the Company's business activities with respect to the operation or ownership of the Rig.

ARTICLE 7 - TOTAL/CONSTRUCTIVE TOTAL/PARTIAL LOSS

7.1 If the Rig becomes a total or constructive total loss (as determined by a surveyor to be mutually agreed, or in the event of failure to agree, appointed by the underwriters of the Rig) before Closing Date, this Agreement shall immediately become null and void and neither Seller nor Buyer shall have any further obligation or liability under this Agreement with respect to the other.

7.2 If the Rig suffers partial loss before the Closing Date neither Seller nor Buyer may terminate this Agreement and the sale and closing shall proceed as provided in this Agreement.


ARTICLE 8 - WARRANTIES

8.1 Seller represents and warrants as of the date hereof and as of the Closing Date that:

     (a) On the Closing Date Seller is or will be the legal and beneficial owner of all of the Shares and has the right, power and authority to transfer the Shares pursuant to this Agreement free and clear of all liens and encumbrances (except as may be imposed by MARAD), but specifically excluding any liens and encumbrances incurred on the Rig or the Company by virtue of its operation under the Bareboat Charter. The Shares are validly issued, fully paid and nonassessable and represent all of the authorized capital stock of the Company. The Company shall be the legal and beneficial owner of the Rig on the Closing Date.

     (b) Seller will convey to Buyer good title to the Shares on the Closing Date, and at the time of such delivery to Buyer, the Shares will be free from all liens and encumbrances, including but not limited to pledges, mortgages or other debt or security interest or restrictions on transfer (except as may be imposed by MARAD), but specifically excluding any liens and encumbrances incurred on the Rig or the Company by virtue of its operation under the Bareboat Charter.

     (c) Seller will convey to the Company good title to the Rig on the Closing Date. On delivery of the Rig to the Company, and at the time of delivery of the Shares by Seller to Buyer, the Rig will be free and clear from all liens and encumbrances, including but not limited to pledges, mortgages or other debt or security interest or restrictions on transfer (except as may be imposed by MARAD), but specifically excluding any liens and encumbrances incurred on the Rig by virtue of its operation under the Bareboat Charter.

     (d) The Rig shall be delivered on an "as is, where is" basis.

     (e) Seller is duly incorporated and validly existing under the laws of its state of incorporation and has taken all necessary corporate action to and has full legal right, power and authority to enter into this Agreement and to perform the obligations herein contained.

     (f) Seller makes no representation or warranty whatsoever, express or implied, as to the condition of the Rig, or as to its seaworthiness, merchantability or its fitness for any particular purpose.

     (g) Prior to the transfer of the Shares to Buyer, the Company has not conducted and will not conduct any operations or business of any kind or character other than those by virtue of the ownership of the Rig. At the time of the transfer of the Shares to Buyer, the Company will have no indebtedness, liabilities or obligations of any kind or character (including, but not limited to, contingent obligations), no liens or encumbrances on any of its assets, and no contractual obligations of any kind or character to any person or entity (except as may be imposed by MARAD), but specifically excluding any liens and encumbrances incurred on the Rig or Company by virtue of its operation under the Bareboat Charter. The Company has not sold, assigned, transferred or otherwise disposed of any of its assets, and will not sell, assign, transfer or otherwise dispose of any of its assets prior to the transfer of the Shares to Buyer.

8.2 Buyer represents and warrants as of the date hereof and on the Closing Date that it is duly incorporated and validly existing under the laws of its country of incorporation and has taken all necessary corporate action to and has full legal right, power and authority to enter into this Agreement and to perform the obligations herein contained.


ARTICLE 9 - DEFAULTS

 9.1 If default is made by Buyer in payment of the balance of the Purchase Price, Seller shall have the right to terminate this Agreement, in which case the Deposit together with the interest earned thereon shall be forfeited to Seller.

 9.2 If the Seller fails to execute a legal transfer in the manner and within the time herein specified and in compliance with and in satisfaction of the requirements of
     Section 4.2 of this Agreement, the Buyer shall, as its sole and exclusive remedy, have the right to terminate this Agreement, in which case the Deposit in full shall be returned to the Buyer together with interest earned thereon.

 9.3 Except as provided in Section 3.3 above, in the event any of the Conditions Precedent have not been satisfied within the time specified in this Agreement, either party shall have the right to terminate this Agreement, in which event neither party shall have any further obligation or liability to the other and the Deposit shall be returned to Buyer.


ARTICLE 10 - BROKER COMMISSION

The brokerage fee of US$225,000.00 shall be paid one-half by Seller and one-half by Buyer to Normarine Offshore Consultants AS to a bank account to be nominated by Normarine immediately upon the delivery and acceptance of the Rig and receipt by Seller of payment of the Purchase Price pursuant to the terms of this Agreement.


ARTICLE 11 - TAXES

11.1 All fees, dues, notarial and/or consular and/or other charges or expenses connected with the registration of the Rig under Buyer's flag shall be for Buyer's account.

11.2 All taxes, fees, dues, notarial and/or consular and/or other charges or expenses connected with the sale of the Rig
     (other than withholding, sales or other taxes payable in India), and closing of Seller's register shall be for Seller's account.


ARTICLE 12 - CONFIDENTIALITY

12.1 Each of the Parties agrees that it will, and will cause its employees, counsel and agents to, keep the terms of this Agreement, and in particular the Purchase Price strictly confidential, other than as required by law or any stock exchange or regulatory body or as is necessary for the performance of the Party's obligations under this Agreement, in either case after the exercise of reasonable protection measures having been taken by the disclosing party.

12.2 Each Party shall consult with the other prior to making any public announcement.


ARTICLE 13 - FURTHER ASSURANCE

Each of the Parties shall do and execute or procure to be done and executed all further necessary acts, deeds, documents and things within their power to give effect to this Agreement.


ARTICLE 14 - AMENDMENTS, VARIATIONS AND WAIVER

14.1 No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.2 No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy.


ARTICLE 15 - ARBITRATION

15.1 If any dispute should arise in connection with the interpretation and fulfillment of this Agreement, the same shall be decided by arbitration in the city of Houston, Texas, pursuant to the UNCITRAL Rules of Commercial Arbitration and shall be referred to a single arbitrator to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single arbitrator, the dispute shall be settled by three arbitrators, each Party appointing one arbitrator, the third being appointed by the two so appointed. If either of the appointed arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new arbitrator in his place.


15.2 If one Party fails to appoint an arbitrator, either originally or by way of substitution, within two weeks after the other Party having appointed his arbitrator, and has sent the Party making default notice by telex or telefax to make the appointment, the American Arbitration Association, after application from the Party having appointed his arbitrator shall appoint an arbitrator on behalf of the Party making default.

15.3 The award rendered by the arbitrators shall be final and binding upon the Parties and may if necessary be enforced by a court or other competent authority in the same manner as a judgment of a court of law.

15.4 Arbitration shall be in the English language.

15.5 This Agreement shall be governed and interpreted in accordance with the General Maritime Laws of the United
     States.


ARTICLE 16 - NOTICES

16.1 Unless otherwise specifically stated herein, any notices required or permitted to be given herein shall be given in writing, delivered personally or sent by mail postage prepaid or by telex or facsimile to the Party to receive such notice at:

     To Seller:     Global Marine Australia Inc.
                    777 N. Eldridge Road
                    Houston, Texas  77079, U.S.A.

                    Attention:  Mr. J. G. Ryan
                    Telex:      77-5415
                    Facsimile:  (713) 496-0895


     To Buyer:      Dual Drilling Company
                    5956 Sherry Lane, Suite 1500
                    Dallas, Texas  75225

                    Attention:  Mr. L.H. Robertson
                    Telex:      758-822
                    Facsimile:  (214) 373-0558


16.2 Any notice shall be effective upon receipt and shall be given in the English language.

16.3 A Party may change its notice information by giving notice of the change to the other Party in writing.


ARTICLE 17 - GENERAL

17.1 Neither Party shall be liable to the other in respect of indirect or consequential damages, including but without limitation, loss of profit, loss of use or loss of business opportunity, regardless of the cause.

17.2 This Agreement represents the only Agreement between the Parties and supersedes any prior correspondence, representation or statements, whether written or oral on this subject, including, but not limited to, that certain Sale and Purchase Agreement dated 15 February 1995 between the Parties.


IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized representatives on the day and year first above written.


SELLER:                            BUYER:

GLOBAL MARINE AUSTRALIA INC.       DUAL DRILLING COMPANY


/s/ John G. Ryan                   /s/ L. H. Robertson
By:  John G. Ryan                  By:  L. H. Robertson
     President                          President



                          (EXHIBITS NOT INCLUDED)